Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated April 24, 2012

PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

Deutsche Bank announced on February 9, 2012 the suspension of any further issuance of the PowerShares DB Commodity ETNs. The DB PowerShares Commodity
ETNs will continue to be listed and traded on NYSE Arca. Separately, Deutsche
Bank announced that, effective after the close of trading on February 16, 2012, there would be a change in the underlying index to the PowerShares DB Commodity
Double Long Exchange Traded Note and the PowerShares DB Commodity Long Exchange
Traded Note Note. Please see the press release filed by Deutsche Bank with the
SEC on February 9, 2012 for additional information.

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY),
PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares
DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB
Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the
"PowerShares DB Commodity ETNs") are the first U.S. exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index[]. The Long and Double Long ETNs are
based on the Optimum Yield[] version of the Index. The Short and Double Short
ETNs are based on the standard version of the Index. Each index is intended to track the long or short performance of the underlying futures contracts relating to six commodities: wheat, corn, light sweet crude oil, heating oil, gold and aluminum.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

 Fact Sheet Prospectus
------------------------------ ---------------------------------------- ------------ ------------ ------------
Financial Details
                               DYY                                      DPU          DDP          DEE
                               4/24/2012                                4/24/2012    4/24/2012    4/24/2012
Last Update
                               11:28 AM EST                             12:00 AM EST 12:00 AM EST 12:00 AM EST
Price                          9.49                                     17.82        29.97        30.26
Indicative Intra-day Value     9.71                                     18.03        30.30        29.11
Last End of Day RP Value       9.6132                                   17.942       30.4619      29.4102
Last Date for End of Day Value 4/24/2012                                4/24/2012    4/24/2012    4/24/2012
ETN History as of 3/31/2012 (1) (Growth of $10,000 since April 30, 2008)

http://beta.powersharesetns.com/portal/site/etns/commodity

4/24/2012

PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

PowerShares DB Commodity ETN
and Index Data

Ticker Symbols
Commodity Double Long         DYY
Commodity Long                DPU
Commodity Short               DDP
Commodity Double Short        DEE
Intraday Indicative Value Symbols
Commodity Double Long       DYYIV
Commodity Long              DPUIV
Commodity Short             DDPIV
Commodity Double Short      DEEIV
CUSIP Symbols
Commodity Double Long  25154H475
Commodity Long         25154H459
Commodity Short        25154H467
Commodity Double Short 25154H483
Details
ETN price at listing       $25.00
Inception date            4/28/08
Maturity date              4/1/38
Yearly investor fee        0.75%
Listing exchange        NYSE Arca
Index symbol:
DB Liquid Commodity    DBLCOYER
Index-Optimum Yield[]
DB Liquid Commodity    DBLCMACL
Index[]

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure to Commodities Credit risk of the issuer

Benefits

ETN Performance and Index History(%) (1)
As of 3/31/2012                             1 Year 3 Year 5 Year 10 Year Inception
ETN Performance
Commodity Double Long                      -19.98  19.98       -       - -20.06
Commodity Long                               -8.43 11.67       -       - -7.19
Commodity Short                               2.46 -14.45      -       -  4.21
Commodity Double Short                        0.81 -29.78      -       -  2.33
Index History
Deutsche Bank Liquid Commodity Index-
                                             -7.56 12.40   2.49        - -6.77
Optimum Yield
Deutsche Bank Liquid Commodity Index         -7.63 11.08   -0.07       - -10.98
Comparative Indexes (2)
S&P 500 Index                                 8.54 23.42   2.01        -  2.59
Barclays Capital U. S. Aggregate               7.71   6.83  6.25        -  6.17
------------------------------------ ------------- ------ ------ ------- ---------
Long Index Weights
As of 4/20/2012
Commodity                            Contract Expiry Date               Weight (%)
Aluminium                                     9/19/2012                  12.08
Corn                                         12/14/2012                    9.89
Gold                                         12/27/2012                    9.14
Heating Oil                                   5/31/2012                  20.93
Light Crude                                   6/20/2012                  38.19
Wheat                                         7/13/2012                    3.22
Wheat (Kansas Wheat)                          7/13/2012                    3.07
Wheat-Mineapolis Wht                          9/14/2012                    3.48
------------------------------------ -------------------- ------ ------- ---------
Short Index Weights
As of 4/20/2012
Commodity                            Contract Expiry Date               Weight (%)
Aluminium                                    12/19/2012                  12.13
Corn                                         12/14/2012                    9.94
Gold                                         12/27/2012                    9.32
Heating Oil                                   5/31/2012                  20.62
Light Crude                                   5/22/2012                  38.01
Wheat                                        12/14/2012                    9.99
Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of

http://beta.powersharesetns.com/portal/site/etns/commodity

4/24/2012

PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

Leveraged and short notes Relatively low cost Intraday access Listed
Transparent

the Deutsche Bank Liquid Commodity Index (DBLCI) is Jan. 12, 2004. The
inception date of the Index's Optimum Yield version is May 24, 2006. ETN
Performance is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the
"T-Bill Index"), resetting monthly as per the formula applied to the
PowerShares DB Commodity ETNs, less the investor fee. The Long and Double Long
ETNs are based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield[],
and the Short and Double Short Commodity ETNs are based on the standard version of the Deutsche Bank Liquid Commodity Index (the "Commodity Indexes"). The
T-Bill Index is intended to approximate the returns from investing in 3-month
United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS.

(2)The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Commodity ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not
equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Commodity ETNs is zero, your investment will expire worthless.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Commodity ETNs may not be suitable for all investors.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts.
The market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The PowerShares DB Commodity Double Long ETN and PowerShares DB Commodity
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations
The PowerShares DB Commodity ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

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4/24/2012

PowerSharesETNs.com - Products - PowerShares DB Commodity Exchange Traded Notes

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.

http://beta.powersharesetns.com/portal/site/etns/commodity

4/24/2012